Exhibit 107

Calculation of Filing Fee Table

424B2

(Form Type)

U.S. Bancorp

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Floating Rate Notes due 2028	457(r)	$538,250,000	100.000%	$538,250,000	$147.60 per $1,000,000	$79,446

	Debt	4.009% Fixed-to-Floating Rate Notes due 2032	457(r)	$807,375,000	100.000%	$807,375,000	$147.60 per $1,000,000	$119,169

	Total Offering Amounts					$1,345,625,000

	Net Fee Due							$198,615

(1)

The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-270467 filed on March 10, 2023.

(2)

€500,000,000 aggregate principal amount of the Floating Rate Notes due 2028 and €750,000,000 aggregate principal amount of the 4.009% Fixed-to-Floating Rate Notes due 2032 will be issued. The Amount Registered and the Maximum Aggregate Offering Price are based on the May 13, 2024 Euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0765, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.